[Farm Bureau letterhead]

April 25, 2007

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by Farm Bureau Life Insurance Company of a flexible premium deferred variable annuity contract (“Contract”) under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 18 to the Registration Statement on Form N-4 (File No. 33-67538) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 18 to the Registration Statement.

Sincerely,

/s/ Christopher G. Daniels
Christopher G. Daniels, FSA, MAAA
Life Product Development and Pricing Vice President
Farm Bureau Life Insurance Company